Exhibit 21.1
Trupanion, Inc.
List of Subsidiaries

Subsidiary	Incorporation
American Pet Insurance Company	United States, New York
Trupanion Managers USA, Inc.	United States, Arizona
Canada Pet Health Insurance Services, Inc.	Canada, Ontario
Trupanion Canadian Shareholders Ltd.	Canada, Alberta
Trupanion Alberta Holding Company, ULC	Canada, Alberta
Wyndham Insurance Company (SAC), Ltd.*	Bermuda
6100 Building, LLC	United States, Washington
Trupanion Administration Canada, Inc.	Canada, Ontario
ZPIC Insurance Company	United States, Missouri
GPIC Insurance Company	Canada, Ontario
Landspath, Inc.	United States, Washington
Landspath, Compound Pharmacy, Inc.	United States, Delaware
Landspath Pet Food, Inc.	United States, Delaware
Aquarium Software Limited	United Kingdom
Blitz 22-452 AG	Germany
Smart Paws GmbH	Germany
Sweden Pet Health Services AB	Sweden
Royal Blue s.r.o.	Czech Republic
PetExpert Europe s.r.o.	Czech Republic
PetExpert SK s.r.o.	Slovakia
PetExpert Belgium B.V.	Belgium
PetExpert Insurance Services s.r.o.	Czech Republic

*We own the following segregated funds with Wyndham Insurance Company (SAC), Ltd.: Wyndham Insurance Company (SAC), Ltd. - Segregated Account AX, Wyndham Insurance Company (SAC) Limited - Segregated Account Trupanion Switzerland and Wyndham Insurance Company (SAC) Limited - Segregated Account Trupanion Germany